Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GAMESTOP CORP.

GameStop Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is GameStop Corp. (the “Corporation”). At the time of incorporation the Corporation was known as GSC Holdings Corp. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 13, 2005 and was amended and restated on June 27, 2005 and February 7, 2007.

SECOND: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation amends the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation.

THIRD: The terms and provisions of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

FOURTH: ARTICLE FIFTH of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

FIFTH: (a) Election of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors initially consisting of three directors, the exact number of directors to be not less than three nor more than fifteen as determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. At the annual meetings of stockholders held in 2014 and 2015, the directors standing for election shall be elected for a term expiring at the annual meetings of stockholders held in 2015 and 2016, respectively. Beginning with the annual meeting of stockholders held in 2016, the entire Board of Directors shall be elected annually at each annual meeting of stockholders. The directors shall hold office until their respective successors are elected and qualify, subject, however, to prior death, resignation or removal from office. Any vacancy on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director or by stockholders if such vacancy was caused by the action of stockholders (in which event such vacancy may not be filled by the directors or a majority thereof).

Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

(b) Vacancies in the Board. Except as expressly provided in a Certificate of Designation with respect to any Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, or by stockholders if such vacancy was caused by the removal of a director by the action of stockholders (in which event such vacancy may not be filled by the directors or a majority thereof). Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c) Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, any director may be removed from office only for cause upon the affirmative vote of holders of at least 80% of the voting power of the then outstanding Voting Stock, voting as a single class. A director may not be removed by the stockholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

(d) Amendment to this Article FIFTH. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article FIFTH.

Signature Page Follows

IN WITNESS WHEREOF, GameStop Corp. has caused this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation to be executed by an authorized officer of GameStop Corp., effective as of June 26, 2013.

GAMESTOP CORP.

By: /s/Robert A. Lloyd
Name: Robert A. Lloyd Title: Executive Vice President and
Chief Financial Officer

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